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                                  EXHIBIT 3.3

                        AUTO-TROL TECHNOLOGY CORPORATION

                       RESTATED ARTICLES OF INCORPORATION


Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Restated Articles of Incorporation:

    Auto-trol Technology Corporation, a Colorado corporation, having its principal office at 12500 N. Washington Street, Denver Colorado 80241-2400 (hereinafter referred to as the "Corporation") hereby certifies to the Secretary of State of Colorado that:

FIRST: The Corporation desires to restate its Articles of Incorporation as
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hereinafter provided.

SECOND:  The provisions set forth in these Restated Articles of Incorporation
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without Amendments supersede the original Articles of Incorporation and all amendments thereto. These Restated Articles of Incorporation with Amendments correctly set forth the provisions of the Articles of Incorporation, as amended, of the Corporation.

THIRD: The Articles of Incorporation of the Corporation are hereby restated by
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striking, in their entirety, Articles 1 through 13, inclusive, and by substituting in lieu thereof the following:

     ARTICLE 1:  The name of the corporation is Auto-trol Technology
                 Corporation.

     ARTICLE 2:  The purpose for which the corporation is organized is:

     1. To design, produce, manufacturer, buy, sell, job, barter, exchange, distribute, promote and deal generally in all classes of services, goods, wares, merchandise and articles of trade at retail or wholesale throughout the world.

     2. To conduct its business and to have one or more offices in any of the states or territories of the United States, and in any foreign country, subject always to the laws of such state, territory or country.

     3. In general, to carry on any lawful business whatsoever which may appear to the corporation capable of being carried on in connection with the foregoing, or calculated, directly or indirectly, to promote the interests of the corporation or to enhance the value of its properties; and to have, enjoy and exercise all of the rights, powers and privileges now or hereafter conferred upon the corporation organized under the laws of the State of Colorado as amended from time to time.

     ARTICLE 3:  SHARES

     A. AUTHORIZED SHARES.  The total number of shares of stock is 40,000,000,
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        consisting of 40,000,000 shares of Class A Common Stock, par value
        $0.02, hereinafter called Common Stock.

     B. CLASS A COMMON STOCK.  The rights, preferences and limitations of Common
        ---------------------
        Stock shall be as follows:

        1. DIVIDENDS.  Dividends in cash, property or shares of the Corporation
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           may be paid upon the Common Stock, as and when declared by the Board of Directors, out of the funds of the Corporation to the extent and in the manner permitted by law.

        2. VOTING RIGHTS.  The holders of Common Stock shall be entitled to one
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           vote for each share owned of record by them, on any matters presented to the shareholders, and shall be entitled to vote their shares as provided by law.

     ARTICLE 4:  Cumulative voting of shares of stock is not authorized.

     ARTICLE 5: No holder of Common Stock of the Corporation shall be entitled, as of right, to subscribe for, purchase or receive any new or additional shares of stock of any class, whether now or hereafter authorized, or


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     any notes, bonds, debentures, or other securities convertible into, or carrying options or warrants to purchase, stock of any class; but all such new or additional shares of stock of any class, or notes, bonds, debentures, or other securities convertible into, or carrying options or warrants to purchase, stock of any class may be issued or disposed of by the Board of Directors to such persons and on such terms as it, in its absolute discretion, may deem advisable.

     ARTICLE 6:  REGISTERED OFFICE/AGENT

     The address of the registered office of the Corporation is 12500 North Washington Street, Denver, Colorado 80241-2400 and the name of its registered agent at such address is Allyson S. Kissell. Said registered agent is an individual who resides in Colorado and has previously consented to serve as registered agent in writing.

     ARTICLE 7:    PRINCIPAL OFFICE

     The address of the principle office is: 12500 North Washington Street, Denver, Colorado 80241-2400.

     ARTICLE 8:    INCORPORATORS

     The names and addresses of each incorporator:

     William M. Barnes           Tamsin G. Barnes      Stewart R. Couper
     Jamestown Star Route        Jamestown Star Route  2933 West 23rd Avenue
     Boulder, Colorado           Boulder, Colorado     Denver, Colorado

     ARTICLE 9:  INDEMNIFICATION

     A. To the fullest extent specifically permitted or provided by the Colorado Business Corporation Act, as amended from time to time, the Corporation shall indemnify any person against all liability and expense incurred by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, or trustee of, or in any similar managerial position of, another corporation, partnership, joint venture, trust or other entity. In addition to the foregoing obligations of indemnification, and with a view to giving the person covered by these provisions the broadest possible indemnity, the Corporation shall also indemnify any person as provided in the following sections of this Article.

     B. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, partner, or trustee of, or in any similar managerial position of, another corporation, partnership, joint venture, trust or other entity, against expenses (including attorneys'
        fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonable believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not
                                     ---------------
        of itself create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the best interest of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     C. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was director, officer, partner, or trustee of, or in any similar managerial position of, another corporation, partnership, joint venture, trust or other entity, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; but no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless, and then only to the extent that, the court in which such action or suit was brought determines upon application that, despite the adjudication of


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        liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

     D. To the extent that a person entitled to indemnity under Section B or C of this Article has been successful on the merits in defense of any action, suit, or proceeding referred to in said Section B or C or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     E. Any indemnification under Section B or C of this Article (unless ordered by a Court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the person seeking indemnification is proper in the circumstances because he has met the applicable standard of conduct set forth in said Section B or C. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or, if such a quorum of disinterested directors so directs, by independent legal counsel in written opinion, or by the shareholders.

     F. Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized in Section E of this Article upon receipt of an undertaking by or on behalf of the person seeking the advance to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the Corporation against such expenses pursuant to the article.

     G. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under these Articles of Incorporation, any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be in the position which entitled him to such indemnification and shall inure to the benefit of heirs, executors and administrators of such a person. The provisions of this Article shall not be deemed to preclude the Corporation from indemnifying other person from similar or other expenses and liabilities as the Board of Directors may determine in a specific instance or by resolution of general application.

     H. The Corporation may purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, partner, trustee, or agent, or in any similar managerial position, or as an employee or agent, of another corporation, partnership, joint venture, trust or other enterprise, or any other person against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not he would be indemnified under the provisions of the Article.

     ARTICLE 10:  DIRECTOR LIMITED LIABILITY

     A. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except as to liability specified in 7-108-402 of the Colorado Business Corporation Act.

     B. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

FOURTH: By a meeting of the Board of Directors of the Corporation, pursuant to
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and in accordance with the Colorado Business Corporation Act, the Board of
Directors of the Corporation duly approve the foregoing Restatement of Articles. The effective date of the directors' approval is February 22, 1996.

FIFTH: The manner in which any exchange, reclassification, or cancellation of
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issued shares provided for in the restatement shall be effected is as follows:

     No exchange, reclassification, or cancellation of issued shares shall be effected by the restatement.

    IN WITNESS WHEREOF, AUTO-TROL TECHNOLOGY CORPORATION, has caused these presents to be signed in its name and on behalf by its President and attested by its Secretary on this 22nd day of February, 1996, and its President

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acknowledges that these Articles of Restatement are the act and deed of Auto-
trol Technology Corporation, and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information, and belief.

     ATTEST:                            AUTO-TROL TECHNOLOGY CORPORATION



     By: /s/Allyson S. Kissell          By: /s/HOWARD B. HILLMAN
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     Allyson S. Kissell, Secretary      Howard B. Hillman, President

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